                                                                     EXHIBIT 4.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION


                                    * * * * *


         Newmont Mining Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Newmont Mining Corporation resolutions were duly adopted approving an amendment to the Restated Certificate of Incorporation of said corporation (the "Amendment") and authorizing its submission to the stockholders of said corporation for their approval. The resolution approving the Amendment is as follows:

         "RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended (the "Amendment") to delete the first paragraph thereof in its entirety and insert the following in lieu thereof:

                           FOURTH: The total number of shares of all classes of
                  stock which the Corporation shall have authority to issue is 255,000,000, of which 5,000,000 shares shall be preferred stock (hereinafter called "Preferred Stock") of the par value of $5.00 per share and 250,000,000 shares shall be common stock (hereinafter called "Common Stock") of the par value of $1.60 per share."

          SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective at 3:30 p.m., eastern daylight savings time, on May 5, 1997.

       IN WITNESS WHEREOF, said Newmont Mining Corporation has caused this certificate to be signed by Wayne W. Murdy, its Executive Vice President, this 5th day of May, 1997.

                                                   NEWMONT MINING CORPORATION



                                                   By:  /s/ Wayne W. Murdy
                                                        ---------------------
                                                        Wayne W. Murdy
                                                        Executive Vice President

Attest:



By:   /s/ Timothy J. Schmitt
      ------------------------
      Timothy J. Schmitt
      Secretary





                                      -2-